FOR IMMEDIATE RELEASE
Contact: Investor Relations
Company: Equity Media Holdings Corporation
Phone: 501-219-2400

Equity Media Holdings Corporation Hires Thomas Weisel Partners To Study Strategic Alternatives

LITTLE ROCK, Ark. (April 8, 2008) Equity Media Holdings Corporation today announced it has hired Thomas Weisel Partners to review and evaluate the company’s strategic options. Thomas Weisel Partners, based in San Francisco, is an investment bank specializing in the growth sectors of the economy including the media, technology, healthcare and consumer sectors.

About Equity Media Holdings Corporation

Equity Media Holdings Corporation (Nasdaq:EMDA) is a growing broadcaster with multiple sources of revenue and value in its operations that include its Broadcast Services Division, Broadcast Station Group and Spectrum Holdings Division. Equity Media's proprietary Centralized Automated Satellite Hub (C.A.S.H.) system and Retro Television Network, a national television network that provides a 24/7 digital feed of hit shows to each of its affiliates, provide centralized content distribution services which the Company believes are unique within the media industry. Equity Media is the second largest affiliate group of the top ranked Univision and TeleFutura networks, two networks driven by the growth of the Hispanic population in the U.S. For more information, please visit www.EMDAholdings.com.

About Thomas Weisel Partners Group, Inc.

Thomas Weisel Partners Group, Inc. is an investment bank, founded in 1998, focused principally on the growth sectors of the economy. Thomas Weisel Partners Group, Inc. generates revenues from three principal sources: investment banking, brokerage and asset management. The investment banking group is comprised of two disciplines: corporate finance and strategic advisory. The brokerage group provides equity and convertible debt securities sales and trading services to institutional investors, and offers brokerage, advisory and cash management services to high-net-worth individuals and corporate clients. The asset management group consists of: private equity, public equity and distribution management. Thomas Weisel Partners is headquartered in San Francisco with additional offices in Baltimore, Boston, Calgary, Chicago, Cleveland, Denver, Montreal, New York, Portland, Silicon Valley, Toronto, London, Mumbai and Zurich. For more information, please visit www.tweisel.com.

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